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                                                                 Exhibit 10.1.40


                                OPTION AGREEMENT
         THIS AGREEMENT entered into this 1st day of February 2000 between Neoprobe Corporation, a Delaware corporation with principal offices at 425 Metro Place North, Suite 300, Dublin, Ohio 43017-1331 (hereinafter "Neoprobe"), and Reico Ltd. (acting as trustee for NuRIGS, Ltd.), Ramat Aviv Tower, 40 Einstein Street, 8th Floor, Tel Aviv 69101, Israel (hereinafter "Reico").

         WHEREAS, Neoprobe has developed or has rights to certain proprietary technology relating to radiotargeted surgery or radioimmunoguided surgery using a radioactive monoclonal antibody or antibody fragment (the "RIGS(R) technology");

         WHEREAS, Neoprobe has determined that it will not commercialize the RIGS Technology without a development partner or through a licensee;

         WHEREAS, Reico is trustee for NuRIGS. Ltd. a company that will be organized to develop products useful for radioimmunoguided surgical procedures;

         WHEREAS, Reico acting on behalf of NuRIGS is interested in evaluating the RIGS technology to determine if Reico has an interest in acquiring exclusive rights to such technology; and

         WHEREAS, Neoprobe is willing to allow Reico to evaluate the technology with an option to acquire exclusive rights.

         NOW, THEREFORE, in consideration of the mutual covenants exchanged herein, the parties agree as follows:

                             ARTICLE I. DEFINITIONS

1.01 Effective Date. The term "Effective Date" of this Agreement shall mean the date first written hereinabove.

1.02 Licensed Product. As used herein, the term "Licensed Product" means any composition or product that uses the Technology, is covered by Patent Rights, or the use of which would constitute, but for rights granted to Reico pursuant to a License Agreement, an infringement of a pending or issued claim within Patent Rights.

1.03 Patent Rights. As used herein, the term "Patent Rights" shall mean any United States or foreign patents or patent applications owned or controlled by Neoprobe relating to the "Technology" as well as renewals, reissues, reexaminations, extensions, and patents of addition and patents of importation relating thereto, including any and all other intellectual property rights in and to the Technology (except the Trademarks); the extent Patent Rights as of the Effective Date are listed in Schedule 1.03 attached hereto.

1.04 Schedules. The Schedules to this Agreement are listed below and are an integral part of this Agreement and are incorporated herein.


                    SCHEDULE NO.             DESCRIPTION
                    ------------             -----------
                       1.03             List of Patent Rights
                       1.06             List of Trademarks
                       2.03             Letter Of Instructions

1.05 Technology. As used herein, the term "Technology" shall mean all information and data owned and/or controlled by Neoprobe relating to radioguided surgery using a tissue specific radiolabeled monoclonal antibody (MAb), antibody fragment (FAb) or protein targeting agent, whether patentable or unpatentable, including but not limited to all development, preclinical, clinical and manufacturing data and information relating to CC49 MAb or HuCC49DCH2 FAb.

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1.06     Trademarks. As used herein, the term "Trademark" or "Trademarks" means the U.S. and foreign marks listed in Schedule 1.06 attached hereto.

                    ARTICLE II. OPTION GRANT AND PILOT STUDY

2.01 Option. Neoprobe hereby agrees to grant to Reico and does hereby grant to Reico, and Reico hereby accepts such grant, an "Option" to acquire an exclusive, irrevocable, perpetual (unless terminated for material breach) worldwide, royalty-bearing license to the Technology, Patent Rights, and Trademarks. The continuation of the validity of the Option granted in this Section 2.01 is contingent upon Reico making the payment specified by Section 3.01.

2.02 Option Period. Unless otherwise agreed to by the parties in writing, the term of the Option granted pursuant to Section 2.01 (the "Option Period") shall be the period running from the Effective Date to December 31, 2000.

2.03 Pilot Study. Immediately following signature hereof, Neoprobe shall instruct BioInvent AB, Sweden, by sending them a letter in the form of
         Schedule 2.03, to transfer the HuCC49DCH2 antibody fragment, manufacturing and testing files to The Ohio State University to the attention of Dr. Edward Martin and Dr. George Hinkle. It is recorded and agreed that such transfer is made for the purposes of a physician Investigated New Drug Pilot Study (the "Pilot Study") to be sponsored, managed and monitored by Reico. Reico shall incur all expenses related to the Pilot Study and shall be the sole owner of all data and intellectual property rights relating and deriving from the Pilot Study.

                           ARTICLE III. CONSIDERATION

3.01 Consideration. In consideration of the continuance validity of the Option granted herein, Reico shall pay Neoprobe a non-refundable payment of Fifty Thousand Dollars $50,000) due in two (2) equal payments, the first payment due on or before May 31, 2000 and the second payment due on or before August 31,2000. For the avoidance of doubt if Reico shall elect not to pay such non refundable payment the option shall expire, this Agreement shall terminate and Reico shall instruct The Ohio State University to return to Neoprobe all remaining HuCC49DCH2 antibody fragment, and in such event no party shall have any claims, contentions or demands against the other party in connection with this Agreement.

                            ARTICLE IV. DUE DILIGENCE

4.01 Completion of Due Diligence. Reico shall have until the end of the Option Period to complete its due diligence activities relating to the Technology, Patent Rights and Trademarks.

4.02 Exercise of Option. Reico shall have until December 31, 2000 to exercise the option granted to it pursuant to Section 2.01. Reico must notify Neoprobe in writing on or before December 31, 2000 if it will exercise the Option granted in Section 2.01. The exercise of the Option shall also be deemed as execution by the parties of the definitive license agreement referred to in Section 4.03 bellow as of the date of such exercise.

4.03 License Agreement. As soon as possible following signature, Neoprobe and Reico shall negotiate in good faith to arrive at the terms of a definitive written license agreement within sixty (60) days. The definitive license agreement shall contain, inter alia, the following terms:

         (a) the license grant shall be an exclusive, worldwide, irrevocable, perpetual (unless terminated for material breach) license to the Patent Rights, Trademarks, and Technology for use in radioimmunoguided surgical procedures;

         (b)      Reico shall have the right to sublicense;

         (c) Reico shall make an upfront payment of nine hundred thousand dollars ($900,000) upon execution of the license agreement by the last of the parties to sign; this upfront payment shall be nonrefundable and shall not be creditable against future royalties;

         (d) the license shall be royalty bearing for the period specified in the definitive license agreement and the royalty rate shall be the greater of five percent (5%) of the net ex-factory price of Licensed Product to a distributor or thirty dollars (US$30) per unit dose (as shall be determined in the definitive license agreement) of Licensed Product;

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         (e)      Reico shall be responsible for all commercial development
                  costs for a Licensed Product and all payment of royalties to National Cancer Institute and such other third parties (if at all) specified in the definitive agreement and to the extent so specified;

         (f) Neoprobe agrees to take all steps necessary to transfer to Reico any of Neoprobe's rights relating to the Technology or Patent Rights including such rights which flow from third party licenses to Neoprobe, including the assignment or other transfer of license agreements with such third parties; and

         (g) Reico shall be responsible for managing and maintaining the Patent Rights and for all payments and fees associated therewith.

4.04 Escrow. During the period of the option granted in this Agreement, in order to assure that Reico shall have access to the CC49 master cellbank, CC49 and HuCC49DCH2 cell lines (the "Materials"), Neoprobe shall enter into an agreement with BioInvent wherein BioInvent agrees to release to Reico the Materials in the event that Neoprobe shall suffer an "Insolvency Event" or otherwise be ordered by the arbitrator nominated pursuant to section 8.04 below or by a competent court. As used in this Section 4.04, the term "Insolvency Event" shall mean the occurrence of any of the following events:

         (a) Neoprobe shall admit in writing its inability, or be generally unable, to pay its debts as such debts become due; or

         (b) Neoprobe shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the "Bankruptcy Code"), (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (6) take any corporate action for the purpose of effecting any of the foregoing; or

         (c) A proceeding or case shall be commenced by or against Neoprobe in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of Neoprobe or of all or any substantial part of its assets, or
                  (3) similar relief in respect of Neoprobe under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of ninety (90) days; or an order for relief against Neoprobe shall be entered in a case under the Bankruptcy Code. The agreement with BioInvent shall require Reico's prior written approval, and Reico shall have the right to review and comment on the terms of the agreement with BioInvent prior to its execution. All costs associated with setting up and maintaining the escrow during the term of the Option Agreement (up to $1,500) shall be the responsibility of Reico. Reico shall have the right to inspect all Material placed into escrow by Neoprobe prior to placement in escrow and shall further be entitled to use such Material for the purposes of the Pilot Study only. The escrow agreement shall terminate upon the earlier of the expiration or termination of the Option period, or the execution of a definitive license agreement by Reico and Neoprobe pursuant to Section 4.03 herein.

                          ARTICLE V. TERM & TERMINATION

5.01 Term. This Agreement shall remain in effect from the Effective Date until December 31, 2000, or until the parties enter into a written license agreement pursuant to Section 4.03 covering the Technology, Patent Rights, and Trademarks, at which time it shall terminate.

5.02 Termination Does Not Affect Accrued Rights. Termination of this Agreement, pursuant to Section 4.02 or to any other provisions of this Agreement, shall not affect any rights or obligations which may have accrued to either party prior to the effective date of such termination or expiration.

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                           ARTICLE VI. CONFIDENTIALITY

6.01 Confidential Information. Except for the proper exercise of any rights granted or reserved under other provisions of this Agreement, each party agrees that it will take such precautions as it normally takes with its own confidential or proprietary information to keep confidential and not to publish or otherwise disclose to a third party except as permitted or anticipated herein, any information of a confidential or proprietary nature furnished by the other party to it in connection with this Agreement, including, without limitation, technology, marketing strategy, specifications, product information, preclinical and clinical data, inventions, processes, know-how, plans, trade secrets, and adverse reaction reports (together called "Confidential Information") without the prior written consent of the other party, except to the extent that such Confidential Information is required to be disclosed for the purpose of complying with law or government regulations.

6.02 Period of Confidentiality. The obligation of confidentiality hereunder shall remain in effect for three (3) years from the expiration or termination of this Agreement; provided, however, that nothing in this
         Article VI shall prevent disclosure or use by the receiving party of any part of the Confidential Information of the other party which:

         (a) was known or used by the receiving party prior to disclosure, as evidenced by its written records made prior to the time of disclosure hereunder;

         (b) either before or after the time of disclosure becomes known to the public other than by an unauthorized act or omission of the receiving party;

         (c) is lawfully disclosed to the receiving party by a third party having the right to disclose said Confidential Information; or

         (d) is developed by the receiving party independently from the Confidential Information provided by the other party hereto, as evidenced by the receiving party's written records.

6.03 Right to Use Confidential Information. Notwithstanding the restrictions set forth in this Article VI, each party shall be entitled at all times to use all Confidential Information provided by the other party in order to perform its obligations or exercise its rights under this Agreement.

6.04 Public Announcement. No press releases or other public announcements concerning this Agreement shall be made by a party without the prior review and consent of the other party; such consent not to be unreasonably withheld.

6.05 Specific Terms Not To Be Disclosed. Neither Neoprobe nor Reico shall publicly disclose the specific terms of this Agreement other than what may be required by the Securities and Exchange Commission (SEC). Except as required by SEC filings, the transactions contemplated hereby or performance hereunder shall not be disclosed without first obtaining the written consent of the other party unless there has been a prior public disclosure of the information being disclosed by the other party or with the other party's consent. Disclosure of the specific terms of this Agreement to a third party must be under a written confidentiality agreement, the terms of which are equal in scope with this Article VI.

6.06 Notwithstanding anything to the contrary above Reico shall be entitled to make all statements and disclosure required in relation to this Agreement and the Technology for the purposes of fund raising from third parties including enabling such third parties to conduct due diligence relating to the Technology, Patent Rights and Trademarks. Disclosure of Confidential Information to a third party in connection with due diligence activities, fund raising or other investment activities must be made pursuant to a written confidentiality agreement, the terms of which are equal in scope with this Article VI.

                    ARTICLE VII. REPRESENTATIONS & WARRANTIES

7.01 Neoprobe Authorization. Neoprobe hereby represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and that the execution, delivery and performance of this Agreement have been fully authorized by the Board of Directors of Neoprobe and that there is no hindrance, by law, agreement or otherwise, preventing it from entering into this agreement and timely and fully fulfilling all its undertakings hereunder.

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7.02     Reico Authorization. Reico hereby represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel, and that the execution, delivery and performance of this Agreement have been fully authorized by the Board of Directors of Reico and that there is no hindrance, by law, agreement or otherwise, preventing it from entering into this agreement and timely and fully fulfilling all its undertakings hereunder.

7.03 Neoprobe Representation. Neoprobe hereby represents that as of the Effective Date and at all times throughout the option period, to the best of its knowledge and belief, it owns or has rights to all Patent Rights necessary for implementation of this Agreement, including, without limitation, all items set forth in Schedule 1.03. Neoprobe further represents that upon exercise of the option granted herein by Reico, Neoprobe will take all steps necessary to transfer all of Neoprobe's rights to such Patent Rights to Reico. As part of the measures taken by Neoprobe to protect its intellectual property, each of Neoprobe's employees was required to sign a confidentiality undertaking towards Neoprobe relating to its intellectual property. All of Neoprobe's intellectual property rights in and to the Technology are free and clear from any encumbrances. In addition, to the best of Neoprobe's knowledge and belief, such intellectual property rights are valid and in full force and effect, and they do not interfere with, infringe upon, misappropriate, or otherwise come into conflict with any intellectual property rights of third parties. Neoprobe has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Neoprobe must license or refrain from using any rights of any third party). To the best knowledge of Neoprobe, no third party has interfered with, infringed upon, misappropriated, or otherwise comes into conflict with any Intellectual Property rights of Neoprobe.

                           ARTICLE VIII. MISCELLANEOUS

8.01 Force Majeure. Except as specifically set forth herein, neither Neoprobe nor Reico shall be in default under this Agreement nor liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control or due to compliance with any regulations, orders, or act of any federal, provincial, state or municipal government, or any department or agency thereof, civil or military authority; acts of God, acts or omissions of the other party, fires, floods or weather; strikes or lockouts; factory shutdowns, embargoes, wars, hostilities or riots; delays or shortages in transportation; or inability to obtain labor, manufacturing facilities or material, provided that it shall promptly notify the other party in writing with reasonable details of the force majeure circumstances and their expected duration.

8.02 Taxes. Each of the parties shall bear all taxes imposed on it as a result of its performance or receipt of funds under this Agreement including, but not restricted to, any sales tax, any tax on or measured by any royalty or other payment required to be made by it hereunder, any registration tax, any tax imposed with respect to the granting of or transfer of licenses or other rights hereunder or the payment or receipt of royalties hereunder. The parties shall cooperate fully with each other in obtaining and filing all requisite certificates and documents with the appropriate authorities and shall take such further action as may reasonably be necessary to avoid the deduction of any withholding or similar taxes from any remittance of funds by Neoprobe to Neoprobe hereunder.

8.03 Notice. All notices, proposals, submissions, offers, approvals, agreements, elections, consents, acceptances, waivers, reports, plans, requests, instructions and other communications required or permitted to be made or given hereunder (all of the foregoing hereinafter collectively referred to as "Communications") shall be in writing, and shall be deemed to have been duly made or given when: (i) delivered personally with receipt acknowledged; (ii) sent by registered or certified mail or equivalent, return receipt requested, or (iii) sent by facsimile or telex (which shall promptly be confirmed by a writing sent by regular mail), or (iv) sent by recognized overnight courier for delivery within twenty-four (24) hours, in each case addressed or sent to the parties at the following addresses and facsimile numbers or to such other or additional address or facsimile as any party shall hereafter specify by Communication to the other parties:


To:     Neoprobe Corporation                 To:   Reico Ltd. (Acting as
                                                   Trustee for NuRIGS Ltd.)
        David C. Bupp, President & CEO             Zwi Vromen, President
        Neoprobe Corporation                       Ramat Aviv Tower

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        425 Metro Place North, Suite 300           40 Einstein Street, 8th Floor
        Dublin, OH 43017 USA                       Tel Aviv 69101, ISRAEL

        Fax No: 614-793-7520                       Fax No:  972-3-643-9987


         Notice of change of address shall be deemed given when actually received, all other Communications shall be deemed to have been given, received and dated on the earlier of: (i) when actually received, or on the date when delivered personally; (ii) two (2) days after being sent by facsimile, cable, telex (each promptly confirmed by a writing as aforesaid) or (iii) three (3) days after sent by overnight courier; or
         (iv) five (5) business days after mailing.

8.04 Arbitration. In the event of a dispute between Neoprobe and Reico relating to a party's performance under this Agreement or a disagreement as to the meaning of any of the terms of this Agreement, the parties agree to hold good faith discussions to resolve such dispute. If the parties can not resolve such dispute within sixty (60) days after beginning good faith negotiations, the parties agree to submit the dispute to arbitration for final resolution. The arbitration shall be conducted by one (1) arbitrator in accordance with the commercial rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The arbitration, including the rendering of the award, shall take place in New York City, New York and such location shall be the exclusive forum for resolving such dispute, controversy or claim. The decision of the arbitrator shall be binding upon the parties hereto, and the expense of the arbitration shall be paid as the arbitrator determines. The decision of the arbitrator shall be executory, and judgment thereon may be entered by any court of competent jurisdiction. The arbitrator shall award attorneys' fees to the prevailing party.

8.05 Governing Law. This Agreement shall be construed and governed by the laws of the State of Ohio and subject to the provisions of Section 8.04, adjudicated within the exclusive jurisdiction of the courts of the State of Ohio, Franklin County. If any provision of this Agreement including, but not limited to, the waiver of claims under any particular statute, should be deemed unenforceable, the remaining provisions shall, to the extent possible, be carried into effect, taking into account the general purpose and spirit of this Agreement.

8.06 Other Instruments. The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the provisions of this Agreement or may be reasonably requested by the other party.

8.07 Legal Construction. In case any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

8.08 Agreement, Modification, Consents and Waivers. This Agreement supersedes all prior agreements, written or oral, between the parties whether with respect to the subject matter herein, and contains the entire agreement of the parties with respect to the subject matter hereof and, except as provided herein, no interpretation, change, termination or waiver of or extension of time for performance under any provision of this Agreement shall be binding upon any party unless in writing and signed by the party intended to be bound thereby. Receipt by any party of money or other consideration due under this Agreement, with or without knowledge of breach, shall not constitute a waiver of such breach or any provision of this Agreement. Except as otherwise provided in this Agreement, no waiver of or other failure to exercise any right under, or default or extension of time for performance under, any provision of this Agreement shall affect the right of any party to exercise any subsequent right under or otherwise enforce said provision or any other provision hereof or to exercise any right or remedy in the event of any other default, whether or not similar.

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8.09     Relationship. Nothing contained in this Agreement shall be deemed to create a partnership or joint venture between the parties, and each of the parties shall in all matters connected herewith be independent contractors. Neither of the parties hereto shall hold itself out as the agent of the other, nor shall either of the parties incur any indebtedness or obligation in the name of, or which shall be binding on the other, without the prior written consent of the other. No employees, agents, or sales representatives of either party shall be deemed employees, agents or sales representatives of the other party.

8.10 Section Headings; Construction. The section headings and titles contained herein are each for reference only and shall not be deemed to affect the meaning or interpretation of this Agreement. The words "hereby", "herein", "hereinabove", "hereinafter", "hereof" and "hereunder, when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural, the conjunctive shall include the disjunctive and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

8.11 Execution Counterparts. This Agreement may be executed in any number of counterparts and each duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

8.12 Consents and Approval. Unless otherwise expressly provided herein and subject to the provisions of Section 6.04 above, whenever in this Agreement a consent or approval is to be given by any party hereto, such consent or approval may be given or withheld, as the case may be, in the sole and absolute discretion of such party.

                     ARTICLE IX. BINDING EFFECT, ASSIGNMENT

9.01 Binding Effect, Assignment. This Agreement shall inure to the benefit and be binding upon each of the parties hereto and their respective successors and assigns. Neither this Agreement, nor any of the rights and obligations under this Agreement, may be assigned, transferred or otherwise disposed of by either party without the prior consent of the other party, unless such assignment, transfer or disposition is to a successor to all the business and assets of the transferor; provided that, such successor shall in any event agree in writing with the other party to assume all obligations of the transferor under this Agreement in a manner satisfactory to the other party. Subject to the foregoing limitations, the Agreement shall be binding upon and to the benefit of the respective successors and assigns of the parties. Notwithstanding the above, Reico may at all times and at its sole discretion transfer and assign this Agreement and its rights and obligations thereunder to NuRIGS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officer hereunto duly authorized as of the date first written hereinabove.



NEOPROBE CORPORATION                                 Reico LTD.

By:      /s/ David C. Bupp                           /s/ Zwi Vromen
         ------------------------------              ---------------------
         David C. Bupp, President & CEO              Zwi Vromen, President




DCB:bg